Exhibit 99.1

VERITAS DGC INC.  ANNOUNCES

THIRD FISCAL QUARTER RESULTS

Houston –  June 6, 2006 – Veritas (NYSE: VTS) today announced its financial results for the third fiscal quarter and nine months ended April 30, 2006. Revenue and earnings for the third fiscal quarter and nine months ended April 30, 2006 with the comparative amounts for the corresponding periods of the prior fiscal year were as follows:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
	(millions, except per share amounts)
Revenue	$236.2	$175.5	$643.8	$497.3
Net income	32.9	18.4	75.7	36.8
Diluted earnings per share	0.84	0.52	1.95	1.05

Veritas Chairman and CEO Thierry Pilenko commented, “I am pleased to report another excellent quarter for Veritas. Revenue grew 35% and operating margin was up 66% year-on-year as strong market conditions and increased exploration spending fueled growth across all of our product lines. Our commitment to a balanced multi-client / contract strategy delivered particularly strong results this quarter with data library sales up 86% year-on-year.

We are continuing to see increased interest around our enhanced subsurface illumination and reservoir delineation capabilities through innovative techniques such as wide-azimuth marine acquisition and advanced imaging technologies.

Looking forward, within the current global economic environment, we expect these robust seismic market conditions to extend well into 2007.”

Revenue for the third quarter and nine months ended April 30 follows:

	Three Months Ended		Nine Months Ended
	April 30,		April 30,
	2006	2005	2006	2005
	(millions)
Multi-client:
Land	$12.7	$10.3	$85.7	$36.3
Marine	76.1	37.3	200.7	144.1
Subtotal	88.8	47.6	286.4	180.4
Contract:
Land	75.2	57.0	156.4	134.0
Marine	72.2	70.9	201	182.9
Subtotal	147.4	127.9	357.4	316.9
Total Revenue	$236.2	$175.5	$643.8	$497.3

Revenue by segment:
North and South America (NASA)	$172.60	$111.00	$445.60	$318.50
Europe, Africa, Middle East, and CIS (EAME)	31.2	30.6	99.7	95.5
Asia Pacific (APAC)	27.4	29.4	83.9	71.5
Veritas Hampson-Russell (VHR)	5.0	4.5	14.6	11.8
Total Revenue	$236.2	$175.5	$643.8	$497.3

Multi-client

Multi-client revenue in the third quarter of fiscal 2006 of $88.8 million increased $41.2 million, or 86%, compared to the prior year’s third fiscal quarter. Increased revenues were driven by continued strengthening of interest in the Gulf of Mexico and especially strong marine data library sales in Brazil.

Contract

Contract revenue in the third quarter of fiscal 2006 of $147.4 million increased $19.5 million, or 15%, from the prior year’s third fiscal quarter. While market conditions continue to improve and strengthen our business worldwide, we saw much of the increase in this fiscal quarter from land acquisition work in Canada and Alaska as well as increased processing revenue across all geographic divisions.  Marine acquisition revenue remained strong considering the prior year third quarter results included a significant wide azimuth project in the Gulf of Mexico.

Operating Income

Operating income of $48.6 million increased $19.4 million, or 66%, compared to the prior year’s third fiscal quarter primarily due to improved revenue and pricing in both our multi-client and contract business. The strongest areas were in land acquisition and processing work.  Operating margin as a percent of revenue increased from 17% in the prior year’s third fiscal quarter to 21% in the current year’s third fiscal quarter.

General and administrative expenses of $11.1 million increased $2.5 million from the prior year’s third fiscal quarter primarily due to share-based employee compensation expense resulting from the adoption of new accounting rules, severance costs and increased provision for performance-based incentive compensation.

Other Items

Interest expense increased by $0.9 million from the prior year’s third fiscal quarter as a result of increases in the interest rate on the $155.0 million convertible debt.  Interest income increased approximately $1.7 million compared to the prior year’s third fiscal quarter due to higher interest rates and a higher cash balance.

Income Taxes

The Company’s effective tax rate for the quarter ended April 30, 2006 was 33.2%, slightly lower than the 35% U.S. statutory rate.  The Company currently expects the effective tax rate for the full year fiscal 2006 to be approximately 39%.

Backlog

The Company’s backlog continued to be near record levels at $460 million on April 30, 2006, compared to our all time high of $474 million at January 31, 2006 and $234 million at April 30, 2005.

Balance Sheet

The Company ended the third quarter with approximately $378.2 million in cash compared to $249.4 at July 31, 2005.  We also have $155.0 million in convertible debt, which remains classified as a current liability because the stock price has remained above the level that triggers the convertibility features of the debt.

Investment in the multi-client library, net of depreciation, was $25.6 million for the third fiscal quarter compared to $18.7 million in the prior year’s third fiscal quarter.  Our multi-client library balance was $272.2 million at April 30, 2006.

Conference Call

The Company’s customary conference is scheduled for tomorrow, June 7th at 8 a.m. central time.  Following the brief quarterly review presentation, participants will have the opportunity to ask questions.  The dial in number to participate is 800-374-0113 or 706-758-9607.

A live webcast of the conference call with the related slide presentation will be available on the Company’s website, www.veritasdgc.com.  Windows Media player software is required and is available, free of charge, for download through the website.  Individuals accessing the webcast have “listen only” status and will be unable to take part in the Q&A session.

A digital replay will be available shortly after the conclusion of the call until the close of business Wednesday, June 21, 2006.  Interested persons can phone 800-642-1687 or 706-645-9291 (pin code 2724096#).

The Company cautions that statements in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These include statements as to expectations, beliefs and future financial performance, such as statements regarding our business prospects.  All of these are based on current information and expectations that are subject to a number of risks, uncertainties and assumptions.  These risks and uncertainties are more fully described in our reports filed with the Securities and Exchange Commission.  Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material respect from those currently anticipated.

Veritas DGC Inc., headquartered in Houston, Texas, is a leading provider of integrated geophysical information and services to the petroleum industry worldwide.

For additional information, please contact:

Mindy Ingle, Investor Relations	(832) 351-8821

Veritas DGC Inc. and Subsidiaries

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended April 30,		Nine Months Ended April 30,
	2006	2005	2006	2005
Revenue	$236,219	$175,510	$643,757	$497,319
Cost of services	171,022	132,957	475,611	393,898
Research and development	5,504	4,676	16,221	13,790
General and administrative	11,082	8,632	31,481	23,597
Operating income	48,611	29,245	120,444	66,034
Interest expense	2,002	1,140	5,128	2,803
Interest income	(3,302)	(1,553)	(7,629)	(3,080)
Gain on involuntary conversion of assets	—	—	(2,000)	—
Other expense (income), net	711	(901)	66	(963)
Income before provision for income taxes	49,200	30,559	124,879	67,274
Income taxes	16,324	12,152	49,135	30,521
Net income	$32,876	$18,407	$75,744	$36,753

Earnings Per Share:
Basic:
Net income per common share	$.92	$.54	$2.16	$1.09
Weighted average common shares	35,555	33,792	35,091	33,775

Diluted:
Net income per common share	$.84	$.52	$1.95	$1.05
Weighted average common shares	39,194	35,131	38,833	34,970

Supplemental Data:
Cash Flow Data:
Depreciation and non-multi-client amortization, net	$12,166	$10,969	$35,264	$33,164
Multi-client amortization	49,280	19,156	157,642	103,559
Multi-client expenditures, net cash	25,569	18,662	101,426	77,558
Capital expenditures	18,896	26,381	47,523	43,533

Balance Sheet Data (at period end):
Cash			$378,228	$238,453
Debt(1)			155,000	155,000
Multi-client data library			272,183	293,228
Total shareholders’ equity			701,286	535,483

(1) The debt of $155 million has been classified as a current liability since October 31, 2005 because the stock price has remained above the level that triggers the convertibility features of the debt.